EXHIBIT 10.4

TRANSITIONAL ACCESS AGREEMENT

THIS TRANSITIONAL ACCESS AGREEMENT is entered into as of October 1, 2004 (the “Execution Date”), by and between TXU Energy Retail Company LP, TXU Business Services Company, TXU Properties Company, and TXU Electric Delivery Company (collectively referred to herein as the “TXU Companies”) and Atmos Energy Corporation (“Atmos Energy”). The aforementioned entities are referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, TXU Gas Company (“TXU Gas”) and the TXU Companies have shared access to certain properties, facilities, software application and other items with each other; and

WHEREAS, the Parties desire to provide each other with the same level of access to such properties, facilities, software application (to the extent contractually authorized under the underlying software agreements) and other items (the “Access”) after the Execution Date.

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

ARTICLE I

ACCESS

1.1 The Access. The TXU Companies shall provide or cause to be provided to Atmos Energy the Access to the same extent as was being provided by the TXU Companies to TXU Gas prior to the Execution Date. Atmos Energy shall provide or cause to be provided to the TXU Companies the Access to the same extent as was being provided by TXU Gas to the TXU Companies prior to the Execution Date. The Party providing or causing to be provided the Access hereunder shall be referred to herein as the “Access Provider” and the Party receiving such Access shall be referred to herein as the “Access Recipient.”

1.2 Impracticability. The Access Provider shall not be required to provide any Access to the extent it (a) becomes impracticable, in any material respect, as a result of a cause or causes outside the reasonable control of the Access Provider, (b) would require the Access Provider to violate any applicable laws, rules, or regulations, or (c) would result in the breach of any agreement or other applicable contract existing on the Execution Date.

1.3 Information to be Furnished to Access Provider. The Access Recipient agrees to provide the Access Provider in a timely manner with information necessary for, or reasonably requested by, the Access Provider to provide the Access required to be provided by the Access Provider hereunder.

1.4 Additional Resources. In providing the Access, the Access Provider shall not be obligated to (a) hire any additional employees, (b) maintain the employment of any specific employee, or (c) purchase, lease or license any additional equipment or materials.

ARTICLE II

TERM AND TERMINATION

2.1 Term. The Access shall commence on the date this Agreement is executed and continue for a period of one (1) year, and month to month thereafter until canceled by either Party with at least 30 days’ prior written notice to the other Party. Provided, however, Access provided to Atmos Energy by the TXU Companies to any particular property, facility, software application or other item that is related to a service covered by a Transitional Services Agreement issued in connection with the transaction between Atmos Energy and TXU Gas shall cease at the same time the associated service is terminated. Notwithstanding anything to the contrary, this Agreement or the Access to any facility, property, software application or other item covered hereunder may be terminated by the mutual written consent of the Parties at any time.

ARTICLE III

GENERAL OBLIGATIONS; STANDARD OF CARE

3.1 Indemnification by the Access Recipient. With respect to the Access provided under this Agreement, the Access Recipient shall indemnify, defend, and hold harmless the Access Provider, as applicable, its officers, employees, agents, and consultants from and against any and all liabilities that arise out of, or result from, the provision of Access by the Access Provider, as applicable, in accordance with this Agreement, other than liabilities arising solely from the gross negligence or willful misconduct of the Access Provider, as applicable, or its agents or employees. Additionally, each Party will maintain policies of insurance with coverages, limits and deductibles that are reasonable and customary within the industry.

3.2 Good Faith Cooperation. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Access.

3.3 Confidentiality. It is understood that from time to time in the performance of this Agreement, that the Parties may receive, or have access to, confidential or proprietary information of the other Party. As such, each Party agrees to keep any such information confidential and not to disclose such confidential information to third parties. Notwithstanding the forgoing, each Party will have the right to make such disclosures, if any, to governmental agencies, courts of law and to its affiliates, attorneys, auditors and accountants, as may be reasonably necessary. In the event a Party is required to provide such confidential information in a proceeding before a governmental agency or court of law, then such Party will immediately notify the other Party, who may seek a protective order or confidentiality agreement, whichever is applicable, and the Party in possession of such confidential information will fully cooperate with the other Party in such efforts. In the event a Party discloses such confidential information to its affiliates, attorneys, auditors or accountants, then such Party will nevertheless continue to have the obligation to protect such confidential information of the other Party, and will remain liable for any failure to do so.

ARTICLE IV

FORCE MAJEURE

The Access Provider will be excused for any failure or delay in performing any of its obligations under this Agreement if such failure or delay is caused by Force Majeure. For the purposes of this Agreement, “Force Majeure” means any circumstance or event beyond the reasonable control of the Party relying upon such event or circumstance, including, without limitation: any act of God; any accident, explosion, fire, ice, earthquake, lightning, tornado, hurricane, or other severe weather condition or calamity; any civil disturbance, labor dispute, or labor or material shortage or interruption; any sabotage or acts of terrorism; any acts of a public enemy, uprising, insurrection, civil unrest, war, or rebellion; or any action or restraint by court order or public or governmental authority or lawfully established civilian authorities.

ARTICLE V

MISCELLANEOUS

5.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

5.2 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Texas as to all matters, without regard to principles of conflicts of laws that would require the application of the law of another state.

5.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.4 Notices. Any notice, demand, offer, request, or other communication required or permitted to be given by either Party pursuant to the terms of this Agreement shall sent to the other Party’s address set forth below, and will be deemed to be received: (i) when placed in the United States Mail, postage pre-paid, if mailed; or (ii) when actually received, if delivered by any other means:

TXU Energy Retail Company LP 1601 Bryan Street, 42nd Floor Dallas, Texas 75201	TXU Electric Delivery Company 1601 Bryan Street, 42nd Floor Dallas, Texas 75201

TXU Business Services Company 1601 Bryan Street, 42nd Floor Dallas, Texas 75201	Atmos Energy Corporation 1800 Three Lincoln Centre 5430 LBJ Freeway Dallas, Texas 75240

TXU Properties Company 1601 Bryan Street, 42nd Floor Dallas, Texas 75201

5.5 Assignability; Third-Party Beneficiaries. Neither Party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other Party’s prior written consent, which consent will not be unreasonably withheld; provided, however, either Party may transfer its interests, rights and obligations under this Agreement without consent to (i) any parent, (ii) any affiliate, (iii) any individual, bank, trustee, company or corporation as security for any note, notes, bonds or other obligations or securities of such assignor; or (iv) any party that acquires all or substantially all of the transferring Party’s assets. Each Party shall cause the transferee of any assets necessary for the provision of any Services hereunder or of any documents or records to which either party may be entitled to access hereunder to be bound by the terms of this Agreement with respect thereto. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives and permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.6 Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.7 Failure Or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.8 Amendment. No change or amendment will be made to this Agreement except by a written instrument signed on behalf of each of the Parties hereto.

5.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

IN WITNESS WHEREOF, the Parties have signed this Transitional Access Agreement effective as of the Execution Date.

TXU Electric Delivery Company

By:	/s/ JAMES A. GREER
Title:	Vice President

TXU Energy Retail Company LP

By:	TXU Energy Retail Management Company LLC, its general partner

By:	/s/ ANTHONY HORTON
Title:	Treasurer and Assistant Secretary

TXU Business Services Company

By:	/s/ ANTHONY HORTON
Title:	Senior Vice President, Treasurer and Assistant Secretary

TXU Properties Company

By:	/s/ ANTHONY HORTON
Title:	Treasurer and Assistant Secretary

Atmos Energy Corporation

By:	/s/ J. PATRICK REDDY
Title:	Senior Vice President and Chief Financial Officer

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